Exhibit 10.1

AVAYA HOLDINGS CORP.

FORM OF INVESTOR RIGHTS AGREEMENT

This Investor Rights Agreement (this “Agreement”) is made as of October 31, 2019 (the “Effective Date”), between Avaya Holding Corp., a Delaware corporation (the “Company”), and RingCentral, Inc., a Delaware corporation (the “Investor”).

WHEREAS, the Investor and the Company have entered into that certain Investment Agreement, dated as of October 3, 2019 (the “Investment Agreement”), pursuant to which Investor has agreed to purchase, subject to the satisfaction and/or waiver of the conditions set forth therein, up to an aggregate of 125,000 shares of Series A Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Stock”); and

WHEREAS, it is a condition precedent to Investor’s obligation to purchase, and the Company’s obligation to sell, such Preferred Stock that the Parties enter into this Agreement to provide for certain rights and obligations of the Parties following the closing of the transactions contemplated by the Investment Agreement and the other Transaction Documents.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1. Board of Directors.

(a) Subject to the terms and conditions of this Agreement (including, in each case, the requirements and limitations set forth in this Section 1), from and after the Effective Date, until the first day on which the Investor Ownership Threshold is no longer satisfied (such day, the “Fall Away Date”):

(i) the Investor shall have the right, but not the obligation, to designate one Person to be nominated for each election of members to the Board (a “Nominee”) by giving written notice to the Company on or before the time such information is reasonably requested by the Board or the Nominating & Corporate Governance Committee (the “Governance Committee”) for inclusion in a proxy statement for a meeting of stockholders, together with all information about the Nominee as shall be reasonably requested by the Board or the Governance Committee in order to make the determination referred to in Section 1(d), each of which request by the Board or the Governance Committee, as applicable, must be made no later than the date that is thirty (30) days prior to the filing of such proxy statement; provided, however, the initial Nominee shall be appointed as set forth in Section 1(b);

(ii) the Company shall, to the fullest extent permitted by applicable Law and subject to the Investor’s compliance with this Section 1, (A) take such actions as may be necessary and desirable to ensure that: (1) the Nominee is included in the Board’s slate of nominees to the stockholders of the Company for each election of members of the Board, and that the Board recommend that the Company’s stockholders vote for each of the director nominees included in such slate, including the Nominee; and (2) the Nominee is included in the proxy statement prepared by management of the Company in connection with soliciting proxies for every meeting of the stockholders of the Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company or the Board with respect to the election of members of the Board; and (B) undertake to promote the Nominee and his or her election to the Board, and solicit votes therefor, to the same degree as that undertaken to promote and solicit votes for the other nominees and their respective election to the Board;

(iii) if a vacancy occurs because of the death, disability, disqualification, resignation, or removal of an Investor Director or for any other reason, the Investor shall be entitled to designate such person’s successor, and the Company will, as promptly as reasonably practicable following such designation, take all necessary and desirable actions within its control, to the fullest extent permitted by applicable Law, such that such vacancy shall be filled with such successor Nominee;

(iv) if a Nominee is not elected because of such Nominee’s death, disability, disqualification, withdrawal as a nominee or for any other reason, the Investor shall be entitled to designate promptly another Person to the Board and the Company will take all necessary and desirable actions within its control such that the director position for which such Person was nominated shall not be filled pending such designation or the size of the Board shall be increased by one and such vacancy shall be filled with such successor Nominee as promptly as practicable following such designation;

(v) as promptly as reasonably practicable following the request of any Investor Director, the Company shall enter into an indemnification agreement with such Investor Director, in the form entered into with the other members of the Board; the Company shall pay the reasonable, documented out-of-pocket expenses incurred by the Investor Director in connection with his or her services provided to or on behalf of the Company, including attending meetings or events attended explicitly on behalf of the Company at the Company’s request; provided that such payments shall be consistent with the Company’s policy for paying such expenses of other directors of the Company; and

(vi) upon the occurrence of any of (A) the Investor Ownership Threshold ceasing to be satisfied for a period of thirty (30) consecutive days, or (B) the Investor Director failing at any time to satisfy any of the conditions set forth in Section 1(d), then the Investor shall cause the Investor Director to immediately resign from the Board; provided that in the event the Investor Director is required to resign from the Board pursuant to the foregoing clause (B), the Investor will be permitted to designate a replacement Nominee (which replacement Nominee will also be subject to the requirements of Section 1(d)).

(b) Following notice from the Investor identifying the initial Nominee, the Company and the Board shall, subject to the requirements and limitations set forth in this Section 1, as promptly as reasonably practicable following delivery of such notice, take all necessary and all desirable actions within its control, to the fullest extent permitted by applicable Law, to appoint such initial Nominee as a director of the Board.

(c) Each Investor Director will hold office until his or her term expires and such Investor Director’s successor has been duly elected and qualified or until such Investor Director’s earlier death, disability, disqualification, resignation, or removal.

(d) Notwithstanding anything to the contrary contained herein, neither the Company nor the Board shall be under any obligation to nominate or appoint to the Board, or solicit votes for, any Person pursuant to Section 1(a) in the event that the Board reasonably determines that (i) the election of such Person to the Board would cause the Company to not be in compliance with applicable Law or stock exchange listing standards, (ii) such Person has been the subject of any event required to be disclosed pursuant to Items 2(d) or 2(e) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K of the 1934 Securities Act (for the avoidance of doubt, excluding bankruptcies) involving an act of moral turpitude by such individual or is subject to any order, decree or judgment of any Governmental Entity prohibiting service as a director of any public company, (iii) such Person fails to complete reasonable and customary onboarding documentation, including providing reasonably required information to the Company, in each case to the extent such requirements are consistent with those applicable to the other members of the board of directors of the Company, (iv) such Person does not qualify as an “independent director” of the Company under clause (b) of Rule 303A(2) of the NYSE Listed Company Manual, (v) such Person is an officer or employee of Investor or any of its subsidiaries or their respective successors or its or their respective subsidiaries, or (vi) such person is as of such time a director, officer or employee of an Activist. In the event Nominee is not nominated to the Board as a result of a failure to satisfy any of the requirements described in clauses (i) through (vi) of the immediately preceding sentence or for any other reason, until the Fall Away Date, the Investor will be permitted to designate a replacement Nominee (which replacement Nominee will also be subject to the requirements of this Section 1(d)).

(e) For so long as the Investor Director is a member of the Board in accordance with and subject to the terms of this Agreement, subject to applicable Law, the listing standards of the Principal Stock Exchange and the limitations set forth in Section 1(e), the Company will offer the Investor Director an opportunity to, at Investor’s option, either (i) be a member of all committees of the Board that currently exist and any special, executive, or other committees of the Board authorized by the Board after the Effective Date, or (ii) attend (but not vote) at the meetings of each such committee as an observer; provided, however, that the Investor Director shall not have an opportunity to be a member of the Compensation Committee of the Board unless so requested by the Board. If the Investor Director fails to satisfy the applicable qualifications under applicable Law or stock exchange listing standards to be a member of any such committee of the Board, then, subject to the limitations set forth in Section 1(e), the Board shall offer the Investor Director the opportunity to attend (but not vote) at the meetings of such committee as an observer, as well as the right to receive all written materials made available to the members of such committee.

(f) Notwithstanding anything to the contrary contained herein, if the Board reasonably determines in good faith, after consultation with the Investor Director and in accordance with any other applicable bona fide procedures the Board may have in place at any such time with respect to director conflicts generally, that (i) the appointment of the Investor Director on any committee of the Board, or attendance as an observer, (ii) the discussions of the Board or any committee on which the Investor Director is a member or observer or (iii) the materials to be disseminated to the Board or any committee on which the Investor Director is a member or observer, in each case, (A) would contain material and highly sensitive or competitive matters or other information that would give rise to a conflict of interest between the Company and the Investor Director, or (B) would be a violation of the Board’s bona fide conflict policies (which policies shall have been made available to the Investor Director) (“Director Conflict”), then the Board shall be permitted to (1) in the case of any appointment or observer right on a committee of the Board pursuant to Section 1(d), decline to appoint or provide observer rights to the Investor Director with respect to such committee, solely to the extent necessary as a result of such Director Conflict, and (2) in all cases, require the Investor Director to, and in such event the Investor shall cause the Investor Director to, recuse himself or herself from such discussions solely to the extent necessary as a result of such Director Conflict, and neither the Company nor the Board shall be required to disseminate such portions of such materials to the Investor Director solely to the extent necessary as a result of such Director Conflict. Without limiting the generality of the foregoing, if the Investor Director is also a director of the Investor or any of its Affiliates, the Board shall be entitled to require the Investor Director to recuse himself or herself from those portions of any discussions regarding any potential transaction, agreement or other arrangement between the Company or any of its Affiliates, on the one hand, and the Investor or any of its Affiliates, on the other hand.

Section 2. Information and Access.

(a) Subject in each case to Section 1(f), following the Effective Date until the Fall Away Date, the Company agrees to provide the Investor Director with copies of all material, substantive materials provided to the Board and any committee thereof at substantially the same time as provided to the Directors of the Company or members of such committee.

(b) Following the Effective Date and only for so long as the Investor Ownership Threshold is satisfied, the Company shall provide to Investor, if and only if such information is prepared by the Company and its subsidiaries in the ordinary course of business for purposes unrelated to the requirements in this Section 2(b), the following information substantially contemporaneously with the time such information is actually delivered to the Board (or, if not delivered to the Board, reasonably promptly following the completion of its preparation):

(i) an unaudited consolidated balance sheet of the Company and its subsidiaries as at the end of such fiscal quarter and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries for such fiscal quarter, prepared in accordance with GAAP; and

(ii) an audited consolidated balance sheet of the Company and its subsidiaries as at the end of such fiscal year and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries for such fiscal year, prepared in accordance with GAAP.

(c) Investor’s rights under this Section 2 shall be subject, in each case, to Investor executing a customary confidentiality agreement regarding any confidential information received from or regarding the Company, in substantially the form attached hereto as Exhibit A.

(d) For the avoidance of doubt, nothing in this Section 2 will limit any rights of Investor or any of its Affiliates under applicable Law.

Section 3. Registration Rights.

(a) Shelf Registration.

(i) Filing. The Company shall file, on or prior to the date that is six (6) months after the Effective Date, a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”) or, if the Company is ineligible to use a Form S-3 Shelf, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf,” and together with the Form S-3 Shelf (and any Subsequent Shelf Registration), the “Shelf”) covering the resale of the Registrable Securities on a delayed or continuous basis. The Company shall use reasonable best efforts to cause the Shelf to become effective by the date that is sixty (60) days after the date that is six (6) months after the Effective Date. The Shelf shall provide for the resale of Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, the Investor. The Company shall maintain the Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf effective and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its reasonable best efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3.

(ii) Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall use all reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use all reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale from time to time by the Investor thereof of all securities that are Registrable Securities as of the time of such filing. If a Subsequent Shelf Registration is filed, the Company shall use all reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if the Company is a Well-Known Seasoned Issuer) and (ii) keep such Subsequent Shelf Registration continuously effective and usable until there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form and shall provide for the registration of such Registrable Securities for resale by the Investor in accordance with any reasonable method of distribution elected by the Investor.

(iii) Requests for Underwritten Shelf Takedowns. At any time and from time to time after the Shelf has been declared effective by the SEC, the Investor may request to sell all or any portion of its Registrable Securities in an underwritten offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include either (x) securities with a total offering price (before deduction of underwriting discounts) reasonably expected to exceed $25 million or (y) all remaining Registrable Securities. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company (the “Demand Shelf Takedown Notice”). Each Demand Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. The Investor shall have the right to select the investment banker(s) and manager(s) to administer the offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the Company’s prior approval which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the forgoing, the Investor shall be entitled to effectuate no more than three (3) Underwritten Shelf Takedowns pursuant to this Agreement.

(b) Piggyback Takedowns. Whenever the Company proposes to register any of its securities, including a registration pursuant to any registration rights agreement between the Company and holders of its securities (a “Piggyback Registration”), or proposes to offer any of its securities pursuant to a registration statement in an underwritten offering under the Securities Act (together with a Piggyback Registration, a “Piggyback Takedown”), the Company shall give reasonably prompt written notice to the Investor of its intention to effect such Piggyback Takedown. In the case of a Piggyback Takedown that is an underwritten offering under a shelf registration statement, such notice shall be given not less than five (5) Business Days prior to the expected date of commencement of marketing efforts for such Piggyback Takedown. In the case of a Piggyback Takedown that is an underwritten offering under a registration statement that is not a shelf registration statement, such notice shall be given not less than five (5) Business Days prior to the expected date of filing of such registration statement. The Company shall, subject to the provisions of Section 3(d) below, include in such Piggyback Takedown, as applicable, all Registrable Securities requested to be included by the Investor within three (3) Business Days after sending the Company’s notice. Notwithstanding anything to the contrary contained herein: (i) the Company may determine not to proceed with any Piggyback Takedown upon written notice to the

Investor; provided, however, that nothing in this clause (i) shall impair the right of the Investor to request that such registration be effected pursuant to Section 3(a) or 3(b); and (ii) the Investor may withdraw its request for inclusion by giving written notice to the Company of its intention to withdraw that registration; provided, however, that the withdrawal shall be irrevocable and after making the withdrawal, the Investor shall no longer have any right to include its Registrable Securities in that Piggyback Takedown. If any Piggyback Takedown is an underwritten offering, the Company will have the sole right to select the investment banker(s) and manager(s), acceptable to the Investor, for the offering.

(c) Priority. If the Company determines after consultation with the managing underwriter in any underwritten Piggyback Takedown that was not initiated by the Investor pursuant to this Agreement, that less than all of the Registrable Securities requested to be included in such underwritten offering can be sold in an orderly manner within a price range acceptable to the Company or the holders of the Company’s securities demanding such Piggyback Takedown pursuant to registration rights granted to other holders of the Company’s securities, as applicable, then the Company shall include in such underwritten Piggyback Registration the number which can be so sold in the following order of priority:

(A) first, the securities the Company and/or the holders of the Company’s securities, other than the Investor, demanding such Piggyback Takedown pursuant to registration rights granted to such holders propose to sell;

(B) second, the Registrable Securities requested to be included in such Piggyback Registration by the Investor (provided, that in no event shall the aggregate amount of securities of the Investor and the holders of the Company’s securities demanding such Piggyback Takedown pursuant to registration rights granted to such holders included in the registration be reduced below thirty percent (30%) of the total amount of securities included in such registration); and

(C) third, other securities requested to be included in such underwritten Piggyback Takedown.

(d) Company Undertakings. Whenever Registrable Securities are registered or sold pursuant to this Agreement, the Company shall use all reasonable efforts to effect the registration and the sale of such Registrable Securities as soon as reasonably practicable in accordance with the intended method of disposition thereof and pursuant thereto the Company shall as expeditiously as possible:

(i) at least five (5) Business Days before filing a Registration Statement or Prospectus or any amendments or supplements thereto, at the Company’s expense, furnish to the Investor copies of all such documents, other than exhibits or documents that are incorporated by reference, proposed to be filed and such other documents reasonably requested by the Investor, which documents shall be subject to the review and comment of the counsel to the Investor (with respect to information regarding the Investor or the intended plan of distribution);

(ii) notify the Investor of the effectiveness of each Registration Statement and prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for a period ending on the date on which all Registrable Securities have been sold under such Registration Statement or have otherwise ceased to be Registrable Securities, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement;

(iii) furnish to the Investor, and the managing underwriters, without charge, such number of copies of the applicable Registration Statement, each amendment and supplement thereto, the Prospectus included in such Registration Statement (including each preliminary Prospectus, final Prospectus, and any other Prospectus (including any Prospectus filed under Rule 424, Rule 430A or Rule 430B promulgated under the Securities Act and any “issuer free writing prospectus” as such term is defined under Rule 433 promulgated under the Securities Act)), all exhibits and other documents filed therewith and such other documents as such seller or such managing underwriters may reasonably request including in order to facilitate the disposition of the Registrable Securities owned by such seller, and upon request, a copy of any and all transmittal letters or other correspondence to or received from, the SEC or any other Governmental Entity relating to such offer;

(iv) use all reasonable efforts (x) to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the Investor reasonably requests, (y) to keep such registration or qualification in effect for so long as such Registration Statement remains in effect, and (z) to do any and all other acts and things which may be reasonably necessary or advisable to enable the Investor to consummate the disposition in such jurisdictions of the Registrable Securities owned by it (provided that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction);

(v) notify the Investor and its counsel and the managing underwriters: (x) at any time when a Prospectus relating to the applicable Registration Statement is required to be delivered under the Securities Act, (A) upon discovery that, or upon the happening of any event as a result of which, such Registration Statement, or the Prospectus or Free Writing Prospectus relating to such Registration Statement, or any document incorporated or deemed to be incorporated therein by reference contains an untrue statement of a material fact or omits any fact necessary to make the statements in the Registration Statement or the Prospectus or Free Writing Prospectus relating thereto not misleading or otherwise requires the making of any changes in such Registration Statement, Prospectus, Free Writing Prospectus or document, and, at the request of the Investor, the Company shall promptly prepare a supplement or amendment to such Prospectus or Free Writing Prospectus, furnish a reasonable number of copies of such supplement or amendment to the Investor, its counsel and the managing underwriters and file such supplement or amendment with the SEC so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus or Free Writing Prospectus as so amended or supplemented shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading, (B) as soon as the Company becomes aware of any comments or inquiries by the SEC or any requests by the SEC or any Federal or state Governmental Entity for amendments or supplements to a Registration Statement or related Prospectus or Free Writing Prospectus covering Registrable Securities or for additional information relating thereto, (C) as soon as the Company becomes aware of the issuance or threatened issuance by the SEC of any stop order suspending or threatening to suspend the effectiveness of a Registration Statement covering the Registrable Securities or (D) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any Registrable Security for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; (y) when each Registration Statement or any amendment thereto has been filed with the SEC and when each Registration Statement or the related Prospectus or Free Writing Prospectus or any Prospectus supplement or any post-effective amendment thereto has become effective; and (z) if at any time the Company has reason to believe that the representations and warranties of the Company contained in any agreement contemplated by Section 3(d)(viii) below relating to any applicable offering cease to be true and correct;

(vi) use its reasonable best efforts to cause all such Registrable Securities (x) to be listed on the Principal Stock Exchange;

(vii) provide and cause to be maintained a transfer agent and registrar for all such Registrable Securities from and after the effective date of the applicable Registration Statement;

(viii) enter into and perform under such customary agreements (including underwriting agreements in customary form, including customary representations and warranties and provisions with respect to indemnification and contribution) and take all such other actions as the Investor or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including effecting a stock split, a combination of shares, or other recapitalization) and provide reasonable cooperation, including causing appropriate officers to attend and participate in “road shows” and analyst or investor presentations and such other selling or other informational meetings organized by the underwriters, if any, to the extent reasonably requested by the lead or managing underwriters, with all out-of-pocket costs and expenses incurred by the Company or such officers in connection with such attendance and participation to be paid by the Company; provided, that, the foregoing requirement for the appropriate officers of the Company to attend and participate in “road shows” shall only be applicable in the event the event the applicable offering includes securities with a total offering price (before deduction of underwriting discounts) reasonably expected to exceed $50 million;

(ix) for a reasonable period prior to the filing of any Registration Statement or the commencement of marketing efforts for a Shelf Takedown, as applicable, pursuant to this Agreement, make available for inspection and copying by the Investor and its counsel, any underwriter participating in any disposition pursuant to such Registration Statement or Shelf Takedown, as applicable, and any other attorney, accountant or other agent retained by the Investor or underwriter, all financial and other records and pertinent corporate documents of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information and participate in any due diligence sessions reasonably requested by the Investor, underwriter, attorney, accountant or agent in connection with such Registration Statement or Shelf Takedown, as applicable, provided that recipients of such financial and other records and pertinent corporate documents agree in writing to keep the confidentiality thereof pursuant to a written agreement reasonably acceptable to the Company and the applicable underwriter (which shall contain customary exceptions thereto);

(x) permit the Investor and its counsel, any underwriter participating in any disposition pursuant to a Registration Statement, and any other attorney, accountant or other agent retained by the Investor or underwriter, to participate (including, but not limited to, reviewing, commenting on and attending all meetings) in the preparation of such Registration Statement and any Prospectus supplements relating to a Shelf Takedown, if applicable;

(xi) in the event of the issuance or threatened issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related Prospectus or suspending the qualification of any security included in such Registration Statement for sale in any jurisdiction, the Company shall use all reasonable efforts promptly to (x) prevent the issuance of any such stop order, and in the event of such issuance, to obtain the withdrawal of such order and (y) obtain the withdrawal of any order suspending or preventing the use of any related Prospectus or Free Writing Prospectus or suspending qualification of any Registrable Securities included in such Registration Statement for sale in any jurisdiction at the earliest practicable date;

(xii) obtain and furnish to the Investor a signed counterpart of (w) a customary cold comfort and bring down letter from the Company’s independent public accountants, (x) a customary legal opinion of counsel to the Company addressed to the relevant underwriters and/or the Investor, in each case in customary form and covering such matters of the type customarily covered by such letters as the managing underwriters and/or the Investor reasonably request, (y) a negative assurances letter of counsel to the Company in customary form and covering such matters of the type customarily covered by such letters as the managing underwriters and/or the Investor, and (z) customary certificates executed by authorized officers of the Company as may be requested by the Investor or any underwriter of such Registrable Securities included in such Shelf Takedown;

(xiii) with respect to each Free Writing Prospectus or other materials to be included in the Disclosure Package, ensure that no Registrable Securities be sold “by means of” (as defined in Rule 159A(b) promulgated under the Securities Act) such Free Writing Prospectus or other materials without the prior written consent of the Investor, which Free Writing Prospectuses or other materials shall be subject to the review of its counsel;

(xiv) provide or maintain a CUSIP number for the Registrable Securities prior to the effective date of the first Registration Statement including Registrable Securities;

(xv) promptly notify in writing the Investor, the sales or placement agent, if any, therefor and the managing underwriters of the securities being sold, (x) when such Registration Statement or related Prospectus or Free Writing Prospectus or any Prospectus amendment or supplement or post-effective amendment has been filed, and, with respect to any such Registration Statement or any post-effective amendment, when the same has become effective and (y) of any written comments by the SEC and by the blue sky or securities commissioner or regulator of any state with respect thereto;

(xvi) (v) prepare and file with the SEC such amendments and supplements to each Registration Statement as (A) reasonably requested by the Investor (to the extent such request related to information relating to it) or (B) may be necessary to comply with the provisions of the Securities Act, including post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement continuously effective for the applicable time period required hereunder, and if applicable, file any Registration Statements pursuant to Rule 462(b) promulgated under the Securities Act; (w) cause the related Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) promulgated under the Securities Act; (x) comply with the provisions of the Securities Act and the Exchange Act and any applicable securities exchange or other recognized trading market with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement as so amended or in such Prospectus as so supplemented; (y) provide additional information related to each Registration Statement as requested by, and obtain any required approval necessary from, the SEC or any Federal or state Governmental Entity; and (z) respond promptly to any comments received from the SEC and request acceleration of effectiveness promptly after it learns that the SEC will not review the Registration Statement or after it has satisfied comments received from the SEC;

(xvii) cooperate with the Investor and each underwriter participating in the disposition of such Registrable Securities and underwriters’ counsel in connection with any filings required to be made with FINRA, including using all reasonable efforts to obtain FINRA’s pre-clearance and pre-approval of the Registration Statement and applicable Prospectus upon filing with the SEC;

(xviii) within the deadlines specified by the Securities Act, make all required filing fee payments in respect of any Registration Statement or Prospectus used under this Agreement (and any offering covered thereby);

(xix) if requested by the Investor or the managing underwriters, promptly include in a Prospectus supplement or amendment such information as the Investor or managing underwriters may reasonably request, including in order to permit the intended method of distribution of such securities, and make all required filings of such Prospectus supplement or such amendment as soon as reasonably practicable after the Company has received such request;

(xx) in the case of certificated Registrable Securities, cooperate with the Investor and the managing underwriters to facilitate the timely preparation and delivery of certificates (not bearing any legends) representing Registrable Securities to be sold after receiving written representations from the Investor that the Registrable Securities represented by the certificates so delivered by the Investor will be transferred in accordance with the Registration Statement, and enable such Registrable Securities to be in such denominations and registered in such names as the Investor or managing underwriters may reasonably request at least two (2) Business Days prior to any sale of Registrable Securities; and

(xxi) use all reasonable efforts to take all other actions necessary to effect the registration and sale of the Registrable Securities contemplated hereby.

(e) Registration Expenses. All Registration Expenses shall be borne by the Company. All Selling Expenses relating to Registrable Securities registered shall be borne by the Investor.

(f) Indemnification and Contribution.

(i) Indemnification by the Company. The Company agrees to indemnify and hold harmless the Investor and its Affiliates, directors, officers, employees, members, managers and agents and each Person who controls the Investor within the meaning of either the Securities Act or the Exchange Act, to the fullest extent permitted by applicable Law, from and against any losses, claims, expenses, damages and liabilities or whatever kind (including legal or other expenses reasonably incurred in connection with investigating, preparing or defending same and the cost of enforcing any right to indemnification hereunder) (collectively, “Losses”) to which they or any of them may become subject insofar as such Losses (or actions in respect thereof) arise out of or are based upon (x) any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement as originally filed or in any amendment thereof, or the Disclosure Package, or any preliminary, final or summary Prospectus or Free Writing Prospectus included in any such Registration Statement, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (y) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any other federal law, any state or foreign securities law, or any rule or regulation promulgated under of the foregoing laws, relating to the offer or sale of the Registrable Securities, and in any such case, the Company agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating, preparing or defending any such Loss, claim, damage, liability, action or investigation (whether or not the indemnified party is a party to any proceeding); provided, however, that the Company will not be liable in any case to the extent that any such Loss arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information relating to the Investor furnished to the Company by or on behalf of the Investor specifically for inclusion therein, including any notice and questionnaire. This indemnity agreement will be in addition to any liability which the Company may otherwise have.

(ii) Indemnification by the Investor. The Investor agrees to indemnify and hold harmless the Company and each of its Affiliates, directors, employees, members, managers and agents and each Person who controls the Company within the meaning of either the Securities Act or the Exchange Act, to the fullest extent permitted by applicable Law, from and against any and all Losses to which they or any of them may become subject insofar as such Losses arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement as originally filed or in any amendment thereof, or in the Disclosure Package or any Investor Free Writing Prospectus, preliminary, final or summary Prospectus included in any such Registration Statement, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, that any such untrue statement or alleged untrue statement or omission or alleged omission is contained in any written information relating to the Investor furnished to the Company by or on behalf the Investor specifically for inclusion therein; provided, however, that the total amount to be indemnified by the Investor pursuant to this Section 3(f)(ii) shall be limited to the net proceeds (after deducting underwriters’ discounts and commissions) received by the Investor in the offering to which such Registration Statement or Prospectus relates; provided further that the Investor shall not be liable in any case to the extent that prior to the filing of any such Registration Statement or Disclosure Package, or any amendment thereof or supplement thereto, it has furnished in writing to the Company, information expressly for use in, and within a reasonable period of time prior to the effectiveness of such Registration Statement or Disclosure Package, or any amendment thereof or supplement thereto which corrected or made not misleading information previously provided to the Company. This indemnity agreement will be in addition to any liability which the Investor may otherwise have.

(iii) Notification. If any Person shall be entitled to indemnification under this Section 3(f) (each, an “Indemnified Party”), such Indemnified Party shall give prompt notice to the party required to provide indemnification (each, an “Indemnifying Party”) of any claim or of the commencement of any proceeding as to which indemnity is sought. The Indemnifying Party shall have the right, exercisable by giving written notice to the Indemnified Party as promptly as reasonably practicable after the receipt of written notice from such Indemnified Party of such claim or proceeding, to assume, at the Indemnifying Party’s expense, the defense of any such claim or litigation, with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to such Indemnified Party of its election to assume the defense thereof, the Indemnifying Party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this Section 3(f)(iii)) be liable to such Indemnified Party hereunder for any legal expenses and other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, however, that an Indemnified Party shall have the right to employ separate counsel in any such claim or litigation, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless the Indemnifying Party shall have failed within a reasonable period of time to assume such defense and the Indemnified Party is or would reasonably be expected to be materially prejudiced by such delay. The failure of any Indemnified Party to give notice as provided herein shall relieve an Indemnifying Party of its obligations under this Section 3(f) only to the extent that the failure to give such notice is materially prejudicial or harmful to such Indemnifying Party’s ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the prior written consent of each Indemnified Party (which consent shall not be unreasonably withheld or delayed), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. The indemnity agreements contained in this Section 3(f) shall not apply to amounts paid in settlement of any claim, loss, damage, liability or action if such settlement is effected without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The indemnification set forth in this Section 3(f) shall be in addition to any other indemnification rights or agreements that an Indemnified Party may have. An Indemnifying Party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such Indemnifying Party with respect to such claim, unless in the reasonable judgment of any Indemnified Party a conflict of interest may exist between such Indemnified Party and any other Indemnified Parties with respect to such claim.

(iv) Contribution. If the indemnification provided for in this Section 3(f) is held by a court of competent jurisdiction to be unavailable to an Indemnified Party, other than pursuant to its terms, with respect to any Losses or action referred to therein, then, subject to the limitations contained in this Section 3(f), the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses or action in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other, in connection with the actions, statements or omissions that resulted in such Losses or action, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made (or omitted) by, or relates to information supplied by such Indemnifying Party or such Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The Company and the Investor agree that it would not be just and equitable if contribution pursuant to this Section 3(f)(iv) was determined solely upon pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding sentence of this Section 3(f)(iv). Notwithstanding the foregoing, the amount the Investor will be obligated to contribute pursuant to this Section 3(f)(iv) will be limited to an amount equal to the net proceeds received by the Investor in respect of the Registrable Securities sold pursuant to the registration statement which gives rise to such obligation to contribute. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(g) Rule 144. With a view to making available to the Investor the benefits of Rule 144 promulgated under the Securities Act, the Company covenants that it will (x) make available information necessary to comply with Rule 144, if available with respect to resales of the Registrable Securities under the Securities Act, at all times, and (y) take such further action as the Investor may reasonably request, all to the extent required from time to time to enable it to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rule may be amended from time to time. Upon the reasonable request of the Investor, the Company will deliver to it a written statement as to whether it has complied with such information requirements, and, if not, the specific reasons for non-compliance.

(h) Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, the Investor shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Investor, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than 90 days, determined in good faith by the Company to be necessary for such purpose; provided that such right to delay or suspend shall be exercised by the Company not more than two times, which may be consecutive, in any 12-month period. In the event the Company exercises its rights under the preceding sentence, the Investor agrees to suspend, immediately upon their receipt of the notice referred to above, its use of the Prospectus relating to any sale or offer to sell Registrable Securities. The Company shall immediately notify the holders of Registrable Securities of the expiration of any period during which it exercised its rights under this Section 3(h).

(i) Restrictions on Transfer. In connection with any underwritten offering of equity securities of the Company, the Investor agrees that it shall not transfer any equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the seven days prior to and the 90-day period beginning on the date of pricing of such offering, except in the event the underwriter managing the offering otherwise agrees by written consent. The Investor agrees to execute a customary lock-up agreement in favor of the underwriters of such offering to such effect. The Investor’s obligations under the second sentence of this Section 3(i) shall only apply for so long as the Investor (together with its Affiliates) holds at least 5% of the issued and outstanding shares of Common Stock (calculated on as converted basis); provided that (i) the Investor shall not be required to enter into any restriction on transfer under this Section 3(i) unless the Company’s officers, directors and other shareholders holding more than 5% of the Common Stock agree to restrictions on transfer in connection with such offering that are at least as restrictive as those to be entered into by the Investor; and (ii) in the event that the underwriter of such offering releases any other party from such restrictions on transfer prior to the expiration of such restrictions, any restrictions on transfer entered into by the Investor pursuant to this Section 3(i) shall automatically terminate.

(j) In connection with any Shelf Takedown, the Company shall not effect any public sale or distribution of its Equity Securities, or any securities convertible into or exchangeable or exercisable for such securities (except pursuant to registrations on Form S-8 or Form S-4 under the Securities Act), and shall cause its officers and directors not to Transfer any Equity Securities, except in the event the underwriters managing the Shelf Takedown consent to such shorter period, during the seven days prior to and the 90-day period beginning on the date of pricing of such Shelf Takedown or such other period provided in the underwriting, placement or similar agreement executed in connection with such Shelf Takedown.

Section 4. Preemptive Rights.

(a) For the purposes of this Section 4, “Excluded Issuance” shall mean (i) the issuance of any Equity Securities (including upon exercise of options) to directors, officers, employees, consultants or other agents of the Company as approved by the Board in connection with their employment or performance of services and pursuant to an employee stock option plan, management incentive plan, restricted stock plan, stock purchase plan or stock, ownership plan or similar benefit plan, program or agreement as approved by the Board, (ii) the issuance of any Equity Securities in connection with any “business combination” (as defined in the rules and regulations promulgated by the SEC) or otherwise in connection with bona fide acquisitions of securities or assets of another Person, business unit, division or business, in each case, to the sellers in such transaction as consideration thereof, (iii) the issuance of any securities pursuant to the conversion, redemption or exchange of Preferred Stock issued to the Investor, (iv) the issuance of any shares of a subsidiary of the Company to the Company or a wholly owned subsidiary of the Company, (v) the issuance of securities issued upon the conversion, exercise or exchange of options or convertible securities of the Company that were issued and outstanding on the Effective Date, (vi) the issuance of securities by reason of a dividend, stock split or other distribution on shares of Common Stock, (vii) the issuance of Equity Securities into the public market pursuant to a bona fide, broadly distributed underwritten public offering, and (viii) the issuance of bonds, debentures, notes or similar debt securities convertible into Common Stock not in excess of $250 million in the aggregate (when taken together with all other such issuances).

(b) Until the Fall Away Date, if the Company proposes to offer or sell Equity Securities of any kind for cash, other than in an Excluded Issuance, then the Company shall:

(i) give written notice to the Investor no less than fifteen (15) Business Days prior to the closing of such issuance or, if the Company reasonably expects such issuance to be completed in less than fifteen (15) Business Days, such shorter period (which shall be as given as promptly as commercially practicable but in any event not less than eight (8) Business Days prior to such closing), setting forth in reasonable detail (A) the designation and all of the material terms and provisions of the securities proposed to be issued (the “Proposed Securities”), including, to the extent applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof and interest rate and maturity, (B) the price and other terms of the proposed sale of such securities and (C) the amount of such securities proposed to be issued; provided that, following the delivery of such notice, the Company shall deliver to the Investor any such information the Investor may reasonably request in order to evaluate the proposed issuance, except that, in connection with a public offering, the Company shall not be required to deliver any information that has not been or will not be provided or otherwise made available to the proposed purchasers of the Proposed Securities; and

(ii) offer to issue and sell to the Investor, on such terms as the Proposed Securities are issued and upon full payment by the Investor, a portion of the Proposed Securities equal to a percentage determined by dividing: (x) the number of shares of Common Stock held or beneficially owned in the aggregate, on an as converted to Common Stock basis, by the Investor and its Affiliates, by (y) the total number of shares of Common Stock outstanding immediately prior to the issuance of the Proposed Securities, on an as converted to Common Stock basis.

(c) The Investor will have the option exercisable by written notice to the Company, to accept the Company’s offer and commit to purchase any or all of the Equity Securities offered to be sold, which notice must be given on or prior to the Business Day immediately prior to the date of the closing of the issuance of such Equity Securities (or, if notice of all such terms has not been given prior to the Business Day immediately prior to the such closing date, at any time prior to such closing date) (the failure of the Investor to respond within such time period shall be deemed a waiver of its rights under this Section 4 with respect to the applicable issuance of Equity Securities). Such notice to the Company shall constitute a binding commitment by the Investor to purchase the amount of Equity Securities so specified at the price and other terms set forth in the Company’s notice to the Investor. The closing of the exercise of such subscription right shall take place simultaneously with the closing of the sale of the Proposed Securities giving rise to such subscription right; provided, however, that the closing of any purchase by the Investor may be extended beyond the closing of the sale of the Proposed Securities giving rise to such preemptive right to the extent necessary to obtain required approvals from any Governmental Entity. Upon the expiration of the offering period described above, the Company will be free to sell such Proposed Securities that the Investor has not elected to purchase during the 90 days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to the Investor in the notice delivered in accordance with this Section 4. Any Proposed Securities offered or sold by the Company after such 90-day period must be reoffered to issue or sell to the Investor pursuant to this Section 4.

(d) The election by the Investor not to exercise its subscription rights under this Section 4 in any one instance shall not affect its right as to any subsequent proposed issuance.

(e) If the proposed issuance by the Company of securities which gave rise to the exercise by the Investor of its preemptive rights pursuant to this Section 4 shall be terminated or abandoned by the Company without the issuance of any securities, then the purchase rights of the Investor pursuant to this Section 4 shall also terminate as to such proposed issuance by the Company (but not any subsequent or future issuance), and any funds in respect thereof paid to the Company by the Investor in respect thereof shall be refunded in full.

Section 5. Transfer Restrictions.

(a) In addition to the other limitations set forth in this Section 5, the Investor may not at any time, other than in an open market transaction, Transfer any Preferred Stock or any securities into which Preferred Stock is convertible into, redeemable for or exchangeable, including Common Stock, whether now owned or hereinafter acquired, owned directly by the Investor or its subsidiaries or with respect to which the Investor or its subsidiaries has beneficial ownership within the rules and regulations of the SEC (collectively, the “Restricted Shares”), to (i) any Competitor or Activist or (ii) any Person that would, to the Investor’s knowledge, hold 7.5% or more of the Common Stock (on an as converted basis) after giving effect to such Transfer. The Investor will provide written notice to the Company no less than thirty days prior to the effectiveness of the first Transfer of Restricted Shares to a Person that is not an Affiliate of the Investor.

(b) During the period commencing on the Effective Date and continuing until the calendar date that is eighteen (18) months following the Effective Date (the “Lockup Date”), unless the Company otherwise provides prior written consent or pursuant to a Transfer permitted by Section 5(d), the Investor shall not Transfer any Restricted Shares.

(c) During the period commencing on the Lockup Date and continuing until the calendar date that is two years following the Effective Date, unless the Company otherwise provides prior written consent or pursuant to a Transfer permitted by Section 5(d), the Investor may only Transfer Restricted Shares in the event that at the time of such Transfer the VWAP per share of Common Stock is equal to or greater than $24 per share of Common Stock (subject to appropriate adjustment in the event of a stock split, stock dividend, combination or other similar recapitalization) or less than or equal to $8 per share of Common Stock (subject to appropriate adjustment in the event of a stock split, stock dividend, combination or other similar recapitalization).

(d) Notwithstanding anything herein to the contrary, (i) the Investor may at any time Transfer the Restricted Shares (A) to any Affiliate of the Investor, provided that such transferee agrees to be bound by the terms and restrictions set forth in this Agreement; (B) to give effect to any Acquisition

Transaction or other acquisition, sale or merger involving a majority of the assets, properties or Equity Securities of the Company and its subsidiaries that has been recommended or approved by a majority of the Board; or (C) subject to the restrictions set forth in Section 5(a), solely to the extent necessary so that the Investor Ownership Percentage does not equal or exceed 10%, including to the Company in connection with a repurchase of any Equity Securities of the Company, including pursuant to a tender offer, exchange offer or other offer or proposal, including in connection with the sale of any Put Shares; and (ii) Section 5(b) and Section 5(c) shall automatically terminate and be of no further force and effect in upon the occurrence of an Insolvency Event (as defined in the Framework Agreement) or upon the expiration or termination of the Framework Agreement; provided that, if the Framework Agreement is terminated by Avaya, Inc. pursuant to Section 11.2(b)(ii)(A), then Section 5(b) and Section 5(c) shall automatically terminate and be of no further force and effect solely with respect to securities into which Preferred Stock is convertible into, redeemable for or exchangeable, including Common Stock (and not with respect to Preferred Stock).

Section 6. Standstill.

(a) From the Effective Date until such time as both (i) the Investor Ownership Threshold is no longer satisfied and (ii) there is no longer an Investor Director serving as a member of the Board (the “Standstill Period”), the Investor shall not, and shall cause its subsidiaries and Representatives acting on its and its respective subsidiaries’ behalf not to, directly or indirectly (including through any arrangements with a third party):

(i) except for Equity Securities of the Company received by way of stock splits, stock dividends, reclassifications, recapitalizations or other distributions by the Company in respect of its Common Stock, and Equity Securities purchased pursuant to Section 4 or acquired as a result of any conversion of Preferred Stock or the exercise of any rights under the Framework Agreement, (x) acquire, agree to acquire, propose or offer to acquire (including through the acquisition of Beneficial Ownership) (directly or indirectly, by purchase or otherwise) any Equity Securities of the Company; provided that this clause (i) shall not prohibit acquisitions of Common Stock, if after giving effect to such transaction, the Investor Ownership Threshold is equal to or less than 10%, or (y) authorize or make a tender offer, exchange offer or other offer or proposal, whether oral or written, to acquire (directly or indirectly, by purchase or otherwise) any Equity Securities of the Company;(ii) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies,” “consents” or “authorizations” to vote (as such terms are used in the rules of the SEC), or seek to advise or influence any Person with respect to the voting of any shares of Voting Stock (other than in each case (x) the Investor and its Affiliates, (y) in accordance with and consistent with the recommendation of the Board or (z) with respect to the election of a Nominee);

(iii) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act, for the purpose of voting, acquiring, holding, or disposing of, any Voting Stock;

(iv) submit to the Board a proposal for or offer of, with or without conditions, any acquisition of, or merger, recapitalization, reorganization, business combination or other extraordinary transaction involving, the Company or any subsidiary thereof or any of its or their respective securities or assets, or make any public announcement with respect to such proposal or offer, in each case, except a nonpublic proposal or offer to the Company that would not reasonably be expected to require the Company to make a public announcement with respect thereto;

(v) request the Company or any of its subsidiaries directly or indirectly, to amend or waive any provision of this Agreement, in each case, except a nonpublic request to the Company that would not reasonably be expected to require the Company to make a public announcement with respect thereto;

(vi) contest the validity or enforceability of any provision contained in this Section 6;

(vii) call, or seek to call, a meeting of the stockholders of the Company or initiate any stockholder proposal, or initiate or propose any action by written consent, in each case for action by the stockholders of the Company (other than, in each case, with respect to the election of a Nominee in accordance with the terms hereof);(viii) nominate candidates for election to the Board or otherwise seek representation on the Board (except as expressly set forth in this Agreement) or seek the removal of any member of the Board (except for the Investor Director); or

(ix) take any action that would reasonably be expected to require the Company to make a public announcement regarding the possibility of a transaction or any other matter described in this Section 6.

(b) Nothing in this Agreement, including this Section 6, shall prohibit or restrict (i) the voting (as a director) or other actions taken by the Investor Director in his or her capacity as a member of the Board in a manner consistent with his or her fiduciary duties as a member of the Board, or (ii) Investor or any of its subsidiaries or Representatives from exercising any of its, his, or her rights or remedies under or in connection with any Contract with the Company or any of its Affiliates, including the Framework Agreement.

(c) Notwithstanding the foregoing, if at any time (i) the Company enters into a definitive agreement with a third party providing for an Acquisition Transaction, or (ii) a tender or exchange offer for all or a majority of each class of the Company’s outstanding Equity Securities is commenced by any Person and within ten (10) Business Days thereafter, the Board has not publicly taken a position rejecting such tender or exchange offer and recommending that the stockholders of the Company not tender any Equity Securities of the Company into such tender or exchange offer, the Investor and its Affiliates shall be permitted to make and pursue (publicly or otherwise) a competing proposal with respect to such Acquisition Transaction and take any actions otherwise prohibited by this Section 6 in furtherance thereof.

Section 7. Right of First Refusal; Put Right.

(a) Right of First Refusal.

(i) If after the Lockup Date and subject to the other terms set forth herein, the Investor or any of its subsidiaries desires to Transfer more than 100,000 shares of Common Stock in any single transaction or series of related transactions (in each case, other than pursuant to an open market transaction), then the Investor shall provide the Company prior written notice of such Transfer at least 10 Business Days prior to the effectiveness of such proposed Transfer (the “ROFR Offer Notice”), specifying in reasonable detail the identity of the prospective transferee(s), the number of shares of Common Stock to be Transferred (the “Offered Shares”) and the price and other terms and conditions of the proposed Transfer.

(ii) The Company may elect to purchase all or a portion of the Offered Shares (provided that such purchase is made during an open trading window) at a price equal to the closing sale price or, if no closing sale price is reported, the last reported sale price, of the shares of the Common Stock on the Principal Market, on the date immediately prior to the proposed trade date less a 0.5% discount on such price, by delivering written notice of such election to the Investor within 5 Business Days after receipt by the Company of the ROFR Offer Notice.

(iii) If the Company elects to purchase any of the Offered Shares from the Investor, such purchase shall be consummated as soon as practicable after the delivery of the election notice by the Company to the Investor, but in any event within 5 Business Days of the delivery of such notice.

(b) Put Right.

(i) If at any time the Company proposes to repurchase any Equity Securities of the Company, including pursuant to a tender offer, exchange offer or other offer or proposal that would cause the Investor Ownership Percentage to be equal to or exceed 10% (after giving effect to such repurchase, tender offer, exchange offer, or other offer, proposal or action) (a “Put Right Trigger”), then the Company shall provide Investor prior written notice of such Put Right Trigger at least 10 Business Days prior to the consummation of such Put Right Trigger (the “Put Right Trigger Notice”), specifying in reasonable detail the scope of such Put Right Trigger, including the price and other terms and conditions of such Put Right Trigger.

(ii) Investor may elect to sell to the Company that number of shares of Preferred Stock or Common Stock as may be necessary to cause the Investor Ownership Percentage to be less than 10% (after giving effect to such Put Right Trigger) (the “Put Shares”) by delivery of a written notice at least 5 Business Days prior to the consummation of such Put Right Trigger (a “Put Right Exercise Notice”), and, upon delivery thereof, the Company shall be obligated to purchase from Investor or its Affiliates, as applicable, the Put Shares at a price per share equal to (i) if the Put Shares are Preferred Stock, the greater of (x) the Liquidation Preference (as defined in the Certificate of Designations) of such shares of Preferred Stock and (y) the aggregate amount that would be payable in connection with such Put Right Trigger in respect of all shares of Common Stock issuable upon conversion of such share of Preferred Stock, and (ii) if the Put Shares are Common Stock, the per share price payable in respect of a share of Common Stock in connection with such Put Right Trigger. Upon delivery of a Put Right Exercise Notice, Investor and the Company shall use reasonable best efforts to cooperate and determine the number of Put Shares to be sold as a result of Investor’s exercise of its put rights under this Section 7(b)(ii).

(iii) If Investor elects to exercise its put rights under Section 7(b)(ii), the purchase and sale of the Put Shares shall be consummated substantially concurrently with the consummation of the applicable Put Right Trigger.

Section 8. Voting Agreement. Until such time as there is no longer an Investor Director serving as a member of the Board, the Investor will cause all of the shares of Voting Stock Beneficially Owned (directly or indirectly) by it or its Affiliates to be voted (i) in favor of each nominee or director nominated by the Governance Committee and (ii) against the removal of any director nominated by the Governance Committee.

Section 9. Protective Provisions.

(a) Following the Effective Date until the Fall Away Date, the Company shall not, without the written consent of Investor: (x) authorize, create, designate, establish or issue (whether by merger, consolidation, amendment of the Certificate of Incorporation or otherwise) (A) any shares of Preferred Stock, or (B) any other class or series of capital stock ranking senior to or on parity with the Preferred Stock as to dividend rights or rights on the distribution of assets in any Liquidation (as defined in the Certificate of Designations) or Deemed Liquidation (as defined in the Certificate of Designations), or (y) reclassify any shares of Common Stock into shares having any preference or priority as to dividend rights or rights on the distribution of assets in any Liquidation or Deemed Liquidation superior to or on parity with any such preference or priority of the Preferred Stock.

(b) Following the Effective Date, unless consented to in writing by Investor, the Company shall not:

(i) take any action that would cause or result in Investor and its Affiliates holding or beneficially owning greater than 19.9% of the issued and outstanding shares of Common Stock (on an as-converted basis) or otherwise cause Investor to have to consolidate the Company and its results of operations in Investor’s financial reports in accordance with generally accepted accounting principles in the United States, as in effect on the date thereof; provided that in connection with a repurchase of Equity Securities by the Company, Investor shall be required to either participate in such repurchase in order to not exceed the forgoing threshold or waive the restriction set forth in this Section 9(b)(i);

(ii) enter into any Contract or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind, in each case, that prevents Avaya Inc. from making cash distributions to Company in an aggregate amount sufficient to satisfy Company’s payment obligations in connection with any Redemption (assuming that such Redemption were required to be made at such time) other than customary default or event of default blockers in financing documents (including the Company Term Loan Credit Agreement and the Company ABL Credit Agreement as in effect as of the date hereof); and

(iii) make any Restricted Payments (as defined in the Company Term Loan Credit Agreement as in effect as of the date hereof) if, immediately after giving effect to such Restricted Payment, Avaya Inc. would be unable to make a cash distribution to Company in an aggregate amount sufficient to satisfy Company’s payment obligations in connection with any Redemption.

Section 10. Definitions.

“Activist” means, as of any date of determination, a Person (other than the Investor and its Affiliates) that has, directly or indirectly through its Affiliates, whether individually or as a member of a “group” (as defined in Section 13(d)(3) of the Exchange Act), within the three-year period immediately preceding such date of determination, and in each case with respect to the Company or any of its equity securities (a) made, engaged in or has been a participant in any “solicitation” of “proxies”, as such terms are used in the proxy rules of the SEC promulgated under Section 14 of the Exchange Act, in order to (i) knowingly influence any Person with respect to the voting of any equity securities of the Company, including in connection with a proposed change of control or other extraordinary corporate transaction not approved (at the time of the first such proposal) by the Board, (ii) call or seek to call a meeting of the stockholders of the Company not approved (at the time of the first such action) by the Board, (iii) initiated any stockholder proposal for action by stockholders of the Company initially publicly opposed by the Board or (iv) sought election to, or to place a representative on, the Board, or sought the removal of a director from the Board, in each case which election or removal was not recommended or approved (at the time such election or removal is first sought) by the Board, (b) otherwise publicly acted, alone or in concert with others, to seek to control or influence the management or board of directors of the Company (provided, that this clause (b) is not intended to include the activities of any officer or member of the Board, taken in his or her capacity as an officer or director of the Company), or (c) publicly disclosed any intention, plan or arrangement to do any of the foregoing.

“Acquisition Transaction” means any transaction or series of related transactions involving (i) any direct or indirect purchase or other acquisition by any third party or the equityholders of such Person, whether from the Company or any other Person(s), of securities representing more than 50% of the total outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person that, if consummated in accordance with its terms, would result in such Person beneficially owning more than 50% of the total outstanding voting power of the Company after giving effect to the consummation of such tender or exchange offer; (ii) any direct or indirect purchase or other acquisition by, or license or grant of other quasi-ownership or similar interest to, any Person or the equityholders of such Person of, in, or to more than 50% of (a) the consolidated assets or (b) consolidated revenues, in each case, of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or (iii) any merger, consolidation, business combination, recapitalization, reorganization, or other transaction involving such the Company or any of its Subsidiaries pursuant to which any Person would hold securities representing more than 50% of the total outstanding voting power of the Company or of the surviving or resulting entity of such transaction after giving effect to the consummation of such transaction.

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Company (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by Contract or otherwise at any time and for so long as such control exists.

“Agreement” has the meaning set forth in the preamble.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act.

“Beneficially Own” or “Beneficial Ownership” have the meanings specified in Rule 13d-3 promulgated under the Exchange Act, including the provision that any member of a “group” will be deemed to have beneficial ownership of all securities beneficially owned by other members of the group, and a Person’s beneficial ownership of securities will be calculated in accordance with the provisions of such Rule; provided, however, that a Person will be deemed to be the beneficial owner of any security which may be acquired by such Person whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire (x) capital stock of any Person or (y) securities directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock of such Person.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banking institutions in New York, New York or San Francisco, California are authorized or required by law, regulation or executive order to be closed.

“Bylaws” means the Amended and Restated Bylaws of the Company, as may be amended and restated from time to time.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as may be amended and restated from time to time.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company” has the meaning set forth in the preamble.

“Company Term Loan Credit Agreement” means the Term Loan Credit Agreement, dated as of December 15, 2017, by and among Avaya Inc., the Company, Goldman Sachs Bank USA, as administrative agent and collateral agent, the subsidiary guarantors party thereto and each lender from time to time party thereto, and all pledge, security and other agreements and documents related thereto.

“Company ABL Credit Agreement” means the ABL Credit Agreement, dated as of December 15, 2017, among Avaya Inc., the Company, Avaya Canada Corp., Avaya UK, Avaya International Sales Limited, Avaya Deutschland GmbH, Avaya GmbH & Co. KG, Citibank, N.A. as collateral agent and administrative agent, the lending institutions from time to time party thereto and the lending institutions named therein as letters of credit issuers and swing line lenders, and all pledge, security and other agreements and documents related thereto.

“Competitor” means any Person set forth on Schedule 1 or any of their controlled Affiliates or any successor the businesses of such Persons, which Schedule 1 may be updated by mutual agreement of the Company and Investor on an annual basis, it being understood that neither party hereto shall unreasonably withhold, condition or delay its consent with respect thereto.

“Contract” means any written or oral contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense, or other agreement, understanding, or arrangement.

“Demand Shelf Takedown Notice” has the meaning specified in Section 3(a)(iii).

“Disclosure Package” means, with respect to any offering of securities, (i) the preliminary Prospectus, (ii) the price to the public and the number of securities included in the offering; (iii) each Free Writing Prospectus and (iv) all other information that is deemed, under Rule 159 promulgated under the Securities Act, to have been conveyed to purchasers of securities at the time of sale of such securities (including a contract of sale).

“Director” means a member of the Board until such individual’s death, disability, disqualification, resignation, or removal.

“Effective Date” has the meaning set forth in the preamble.

“Equity Security” means (a) any Common Stock, preferred stock or other Voting Stock, (b) any securities of the Company convertible into or exchangeable for Common Stock, preferred stock or other Voting Stock or (c) any options, rights or warrants (or any similar securities) issued by the Company to acquire Common Stock, preferred stock or other Voting Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“FINRA” means the Financial Industry Regulatory Authority.

“Form S-1 Shelf” has the meaning specified in Section 3(a)(i).

“Form S-3 Shelf” has the meaning specified in Section 3(a)(i).

“Free Writing Prospectus” means any “free writing prospectus” as defined in Rule 405 promulgated under the Securities Act.

“Governance Committee” has the meaning set forth in Section 1(a)(i).

“Governmental Entity” means any government, political subdivision, governmental, administrative, self-regulatory or regulatory entity or body, department, commission, board, agency or instrumentality, or other legislative, executive or judicial governmental entity, and any court, tribunal, judicial or arbitral body, in each case whether federal, national, state, county, municipal, provincial, local, foreign or multinational.

“Indemnified Party” has the meaning specified in Section 3(f)(iii).

“Indemnifying Party” has the meaning specified in Section 3(f)(iii)

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing; provided, however, that such firm or consultant is not an Affiliate of the Company and is reasonably acceptable to the Investor.

“Investment Agreement” has the meaning specified in the Recitals.

“Investor” has the meaning set forth in the preamble.

“Investor Director” means an individual elected to the Board that has been nominated by the Investor pursuant to and in accordance with the terms of this Agreement.

“Investor Free Writing Prospectus” means each Free Writing Prospectus prepared by or on behalf of the Investor or used or referred to by the Investor in connection with the offering of Registrable Securities.

“Investor Ownership Percentage” means, as of any date of determination, the aggregate a number of shares of Common Stock (calculated on an as converted basis) owned by the Investor and its subsidiaries divided by the aggregate number of shares of Common Stock issued and outstanding (calculated on an as converted basis).

“Investor Ownership Threshold” shall be satisfied if Investor and its Affiliates hold or beneficially own in the aggregate a number of shares of Common Stock (calculated on an as converted to Common Stock basis) that is equal to or greater than 4,759,339 (subject to appropriate adjustment in the event of a stock split, stock dividend, combination or other similar recapitalization); provided that if Investor or its Affiliates transfers Put Shares pursuant to Section 7(b), then such Put Shares will be deemed to be beneficially owned by the Investor and its Affiliates for purposes of calculating the Investor Ownership Threshold.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, treaty, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling, published policy or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any award, order or decision of an arbitrator or arbitration panel with jurisdiction over the parties and subject matter of the dispute.

“Losses” has the meaning specified in Section 3(f)(i).

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus, in the light of the circumstances under which they were made, not misleading.

“NYSE” means the New York Stock Exchange.

“Nominee” has the meaning set forth in Section 1(a)(i).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Entity or other entity.

“Piggyback Registration” has the meaning specified in Section 3(b).

“Piggyback Takedown” has the meaning specified in Section 3(b).

“Preferred Stock” has the meaning specified in the Recitals.

“Principal Market” means the NYSE or if the NYSE is not the principal market for the Common Stock, then the principal securities exchange or securities market on which the Common Stock are then traded.

“Proposed Securities” has the meaning specified in Section 4(b)(i).

“Prospectus” means the prospectus used in connection with a Registration Statement.

“Registrable Securities” means at any time any shares of Common Stock, held or beneficially owned by the Investor or its transferees in accordance with Section 5; provided, however, that as to any Registrable Securities, such securities shall cease to constitute Registrable Securities upon the earliest to occur of: (i) the date on which such securities are disposed of pursuant to an effective registration statement under the Securities Act; and (ii) the date on which such securities cease to be outstanding.

“Registration Expenses” means all expenses (other than underwriting discounts and commissions) arising from or incident to the registration of Registrable Securities in compliance with this Agreement, including:

(i) stock exchange, SEC, FINRA and other registration and filing fees,

(ii) all fees and expenses incurred in connection with complying with any securities or blue sky laws (including fees, charges and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities),

(iii) all printing, messenger and delivery expenses,

(iv) the fees, charges and disbursements of counsel to the Company and of its independent public accountants and any other accounting and legal fees, charges and expenses incurred by the Company (including any expenses arising from any special audits or “comfort letters” required in connection with or incident to any sale of Registrable Securities pursuant to a registration),

(v) the fees and expenses incurred in connection with the listing of the Registrable Securities on the Principal Market,

(vi) the fees and expenses incurred in connection with any “road show” for underwritten offerings, including travel expenses, and

(vii) reasonable and documented out-of-pocket fees, charges and disbursements of one counsel to the Investor, including, for the avoidance of doubt, any expenses of counsel Investor in connection with the filing or amendment of any Registration Statement, Prospectus or Free Writing Prospectus hereunder (provided that in no event shall such fees, charges and disbursements of counsel exceed $50,000);

provided that in no instance shall Registration Expenses include Selling Expenses.

“Registration Statement” means any registration statement filed hereunder or in connection with a Piggyback Takedown.

“Representatives” means, with respect to a Person, such Person’s Affiliates and the directors, managers, members, officers, employees, investment bankers, financial advisors, attorneys, accountants, other advisors, agents, contractors, subcontractors, or other representatives of such Person and its Affiliates.

“Restricted Shares” has the meaning specified in Section 5(a).

“Rule 144” means Rule 144 promulgated under the Securities Act and any successor provision.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Selling Expenses” means the underwriting fees, discounts, selling commissions and stock transfer taxes applicable to all Registrable Securities registered by the Investor and legal expenses not included within the definition of Registration Expenses.

“Shelf” has the meaning specified in Section 3(a)(i).

“Shelf Registration” means a registration of securities pursuant to a registration statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” means either an Underwritten Shelf Takedown or a Piggyback Takedown.

“Subsequent Shelf Registration” has the meaning specified in Section 3(a)(ii).

“Trading Day” means any day on which the Common Stock is traded on the Principal Market; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

“Transaction Documents” means this Agreement, that certain Investment Agreement dated as of October 3, 2019, between the Investor and the Company, the Certificate of Designations of Series A Convertible Preferred Stock of the Company effective as of the date hereof with respect to the Preferred Stock (the “Certificate of Designations”), that certain that certain Framework Agreement, dated as of October 3, 2019, between the Investor and a Avaya Inc., and any other agreements between or among the Company, the Investor and any of their respective Affiliates entered into to give effect to the transactions contemplated by this Agreement and the foregoing agreements.

“Transfer” means any sale, transfer, assignment or other disposition of (whether with or without consideration and whether voluntary or involuntary or by operation of law) of Common Stock.

“Underwritten Shelf Takedown” has the meaning specified in Section 3(a)(iii).

“Voting Stock” means any securities of the Company having the right to vote generally in any election of Directors.

“VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Corporation) page “VAP” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained by the Company for such purpose).

“Well-Known Seasoned Issuer” means a “well-known seasoned issuer” as defined in Rule 405 promulgated under the Securities Act and which (i) is a “well-known seasoned issuer” under paragraph (1)(i)(A) of such definition or (ii) is a “well-known seasoned issuer” under paragraph (1)(i)(B) of such definition and is also eligible to register a primary offering of its securities relying on General Instruction I.B.1 of Form S-3 or Form F-3 under the Securities Act.

Section 11. Notices. All notices, requests, permissions, waivers or other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand or sent by electronic mail, or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand, by electronic mail(which is confirmed), or if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service) to the parties at the following addresses (or at such other address or facsimile for a party as shall be specified by like notice).

If, to the Company, to:

Avaya Holdings Corp

4655 Great America Parkway

Santa Clara, California 95054

Attn:         Shefali Shah, General Counsel

Email:       sasha@avaya.com

With a copy to (which copy alone shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn:         Sarkis Jebejian, P.C.

                 Jonathan L. Davis, P.C.

                 Maggie D. Flores

Email:       sarkis.jebejian@kirkland.com ; jonathan.davis@kirkland.com;

                 maggie.flores@kirkland.com

If, to the Investor, to:

RingCentral, Inc.

20 Davis Drive

Belmont, CA 94002

Attn:         John Marlow, Chief Administrative Officer, General Counsel, and

Senior Vice President of Corporate Development

Email:      johnm@ringcentral.com

with a copy to (which copy alone shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304

Attn:       Jeffrey D. Saper

Email:     jsaper@wsgr.com

and

Wilson Sonsini Goodrich & Rosati, P.C.

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94105

Attn:         Robert Ishii & Mark Baudler

Email:       rishii@wsgr.com & mbaudler@wsgr.com

Section 12. Amendments, Waivers, etc. This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the party against whom such amendment or waiver shall be enforced. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, shall not constitute a waiver by such party of its right to exercise any such other right, power or remedy or to demand such compliance.

Section 13. Counterparts and Facsimile. This Agreement may be executed in two or more identical counterparts (including by facsimile or electronic transmission), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by facsimile, electronic transmission or otherwise) to the other parties.

Section 14. Further Assurances. Each party hereto shall execute and deliver after the Effective Date such further certificates, agreements and other documents and take such other actions as any other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and to consummate or implement the transactions contemplated by this Agreement.

Section 15. Applicable Law; Exclusive Jurisdiction; Jury Waiver.

(a) This Agreement, and all rights, obligations, claims, causes of action (whether in contract, tort or statute) or other matter that may result from, arise out of, be in connection with or relating to this Agreement, or the negotiation, administration, performance, or enforcement of this Agreement (the “Relevant Matters”), shall be governed by, and construed and enforced in accordance with, the internal Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof, including its statutes of limitations.

(b) Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware in connection with any Relevant Matter (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within the State of Delaware). Each party agrees not to commence any legal proceedings with respect to a Relevant Matter except in Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within the State of Delaware). By execution and delivery of this Agreement, each party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes in connection with any Relevant Matter and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The parties hereby waive any right to stay or dismiss any action or proceeding in connection with any Relevant Matter brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party is entitled pursuant to any final judgment of any court having jurisdiction.

(c) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ACTIONS OF ANY PARTY IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT, OR ANY OTHER RELEVANT MATTER.

Section 16. Specific Performance. The parties agree that, in the event of any breach or threatened breach by a party of this Agreement, (i) the other party shall be entitled, without proof of actual damages (and in addition to any other remedy that may be available to it), to a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no party shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related action or legal proceeding. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

Section 17. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and shall not simply mean “if”. The words “made available to the Investor” and words of similar import refer to documents delivered in person or electronically to the Investor prior to the date hereof. All references to “$” mean the lawful currency of the United States of America. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Except as specifically stated herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Except as otherwise specified herein, references to a Person are also to its successors and permitted assigns. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 19. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced because of any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 20. Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement and such permitted assigns, the Indemnified Parties, and the Investor Director serving on the Board from time to time, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, whether as third party beneficiary or otherwise.

Section 21. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties.

Section 22. Acknowledgment of Securities Laws. The Investor hereby acknowledges that it is aware, and that it will advise its Affiliates and Representatives who are provided material non-public information concerning the Company or its securities, that the United States securities Laws prohibit any Person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communication of such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

Section 23. Entire Agreement. This Agreement, together with the other Transaction Documents, constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof and thereof.

Section 24. Termination. Notwithstanding anything to the contrary contained herein, upon the Fall Away Date, then this Agreement shall expire and terminate automatically; provided, however, that Sections 3 (for so long as any Registrable Securities remain), 5, 6, 7(a), 10 through 23, inclusive, and this Section 24 shall survive the termination of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

Company:

AVAYA HOLDINGS CORP.

By:	/s/ Shefali Shah
Name: Shefali Shah
Title: SVP, CAO & GC

Investor:

RINGCENTRAL, INC.

By:	/s/ John Marlow
Name: John Marlow
Title: Chief Administrative Officer

[Investor Rights Agreement]